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                                  Exhibit 11
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                                                                      EXHIBIT 11
                           ALPHANET SOLUTIONS, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED MARCH 31,
                                         ------------------------------
                                              1996           1997
                                         -------------    -------------
Net income (pro forma for 1996 period)..         $  572         $1,161
                                                 ======         ======

Weighted average number of common
 shares and common shares equivalent:
  Common shares.........................          3,488          5,103
  Shares necessary to fund S Corporation
   Distribution.........................            520             --
  Cheap stock (treasury stock method)...             35            190
                                                 ------         ------
                                                  4,043          5,293
                                                 ======         ======

Net income per share (pro forma for
 1996 period)...........................         $ 0.14         $ 0.22
                                                 ======         ======